UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2016

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 407-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)
On July 13, 2016, pursuant to approval of the Company’s Compensation Committee and the Board of Directors of the Company, the Company entered into a Change in Control Agreement for Section 16 Officers other than the Chief Executive Officer (the “Executive Officer Agreement”) with Franco Plastina, Executive Vice President-Power & RF and Chief Executive Officer of Wolfspeed. The Company also entered into similar agreements with the other senior managers of the Company’s Power and RF Business (“Wolfspeed”) who are not executive officers of the Company on July 13, 2016.

The Executive Officer Agreement provides that Mr. Plastina will continue to serve in his current position as an at-will employee. The term of the Executive Officer Agreement continues so long as Mr. Plastina is employed by the Company and serves as an officer of the Company who is subject to the reporting requirements of Section 16 of the Securities Exchange Act, as amended. In the event of a tender offer or the Company and another party enter into a written agreement contemplating a transaction that would result in a change in control, the Executive Officer Agreement will extend until (i) the occurrence of the resulting change in control or the termination or expiration of the tender offer or written agreement without a change in control, whichever comes first, and (ii) in the event of a change in control, for at least 12 months after the date of the change in control.

For purposes of the Executive Officer Agreement, and the agreements with the other senior managers of Wolfspeed, a “change in control” includes, among other things, the sale or disposition of a substantial portion of the stock or assets of the Company or a business unit of the Company or a similar transaction that the Company’s Board of Directors, in its sole discretion, determines to be a change in control (subject to limitations for reincorporation transactions and initial public offerings of a business unit). The Company’s Board has determined that the previously announced sale of the Wolfspeed business to Infineon Technologies AG, if consummated, will constitute a “change in control” under these agreements.

The Executive Officer Agreement provides that Mr. Plastina’s annual base salary is an amount determined by the Compensation Committee. In addition, Mr. Plastina is eligible to receive incentive compensation upon the achievement of individual performance goals set by the Chief Executive Officer and corporate performance goals set by the Compensation Committee, and his annual target incentive award level will be determined by the Compensation Committee. The Executive Officer Agreement also provides that Mr. Plastina is eligible to receive long-term incentive compensation, participate in employee benefit plans, and be reimbursed for certain reasonable expenses.

Mr. Plastina may be entitled to severance benefits if his employment is terminated in connection with a change in control, which means, for purposes of the Executive Officer Agreement, such termination occurs either within (i) the period of time between the commencement of a tender offer or the Company and another party entering into a written agreement that contemplates a transaction, the consummation of either of which would result in a change in control, and the occurrence of either the resulting change in control or the termination or expiration of the tender offer or the written agreement without the occurrence of a change in control, or (ii) 12 months following a change in control.

If Mr. Plastina’s employment is terminated by the Company without cause during the term of the Executive Officer Agreement, but not in connection with his death or long-term disability, or by the executive for good reason, and the termination is in connection with a change in control, then he will receive (i) continued payment of his base salary for 24 months, (ii) a lump sum payment equal to two times his target annual incentive award for the fiscal year in which the termination occurs (consisting of both the individual performance component and the corporate performance component), (iii) a lump sum payment equal to 24 multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage then in effect for the executive, and (iv) full accelerated vesting with respect to Mr. Plastina’s then outstanding, unvested stock options, time-vested restricted stock and other equity awards that vest solely based on the passage of time, as well as the $3,000,000 in equity value promised in Mr. Plastina’s offer letter with the Company in connection with the closing of a Wolfspeed IPO, which equity has not been issued but shall be paid out in cash only if severance benefits under this paragraph are triggered and less the amount of equity value actually granted to Mr. Plastina in the Company’s 2016 fiscal year. No such severance benefits will be payable if Mr. Plastina is terminated without cause in connection with a sale of assets constituting a change in control in which the purchaser assumes the Company’s obligations under the Executive Officer Agreement. In addition, Mr. Plastina would not have good reason for termination, and severance benefits would not be payable, if the Board determines that the sale of all or a substantial part of the assets of the Company or any business unit is a change in control and the Company offers Mr. Plastina employment elsewhere in the Company so long as the pay and benefits for the new position are substantially similar to those for his position prior to the change in control.

In addition, if any payment or benefit Mr. Plastina receives from the Company or any person whose actions result in a change in control would be considered a parachute payment under Section 280G of the Internal Revenue Code (the “Code”) and the aggregate present value of the parachute payment, reduced by any excise tax imposed, would be less than three times Mr. Plastina’s “base amount” as defined in Section 280G of the Code, then in lieu of that portion of the payments to which Mr. Plastina would otherwise be entitled under (i) through (iii) above, Mr. Plastina will receive a total amount (if any) such that the aggregate present value of the payments is equal to 2.99 times such base amount. This amount will be apportioned and substituted for the amounts that otherwise would have been payable under (i) through (iii) and paid on the same schedule as those amounts.

As a condition to the receipt of the severance benefits described in the prior paragraphs, Mr. Plastina must (i) sign and not revoke a release of claims, (ii) refrain from disparaging the Company, its directors or officers for 12 months after termination, and (iii) continue to comply with the terms of the standard form of employee agreement regarding confidential information, intellectual property and noncompetition between Mr. Plastina and the Company.

In the event of a dispute relating to the Executive Officer Agreement arising during the term of Mr. Plastina’s employment or within three years following termination of the Executive Officer Agreement, the Company will reimburse Mr. Plastina for the fees and expenses he incurs in connection with the dispute on a quarterly basis. In the event Mr. Plastina does not prevail on at least one material issue or if an arbitrator determines that Mr. Plastina’s legal positions were frivolous or without legal foundation, (i) Mr. Plastina will repay the Company amounts previously reimbursed and (ii) Mr. Plastina will reimburse the Company for its fees and expenses.

The foregoing description of the Executive Officer Agreement is not meant to be complete and is qualified in its entirety by reference to the Executive Officer Agreement, which is included as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description of Exhibit

10.1	Change in Control Agreement for Section 16 Officers other than the Chief Executive Officer, dated July 13, 2016, by and between Cree, Inc. and Franco Plastina

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ Michael E. McDevitt
Michael E. McDevitt
Executive Vice President and Chief Financial Officer

Date: July 18, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Change in Control Agreement for Section 16 Officers other than the Chief Executive Officer, dated July 13, 2016, by and between Cree, Inc. and Franco Plastina